Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-265399 and 333-267210) and Form S-3 (Nos. 333-263883 and 333-266155) of Dakota Gold Corp. of our report dated March 22, 2023 relating to the consolidated financial statements, which appears in this Form 10-KT.

/s/ Ham, Langston & Brezina, L.L.P.
Houston, Texas
March 22, 2023